Appendix E

EXECUTION VERSION

CONTRIBUTION AGREEMENT

        This CONTRIBUTION AGREEMENT, dated as of November 28, 2006 (this “Agreement”), by and among National Home Health Care Corp., a Delaware corporation (the “Company”), AG Home Health Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), AG Home Health LLC, a Delaware limited liability company (the “Parent”), and Frederick Fialkow, an individual (“Fialkow”).

        WHEREAS, concurrently with the execution of this Agreement, the Company, Acquisition Corp. and Parent are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), whereby Acquisition Corp. shall be merged with and into the Company and the separate corporate existence of Acquisition Corp. shall cease, and the Company shall continue as the surviving corporation of such Merger;

        WHEREAS, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are conditions to the Parent’s and Acquisition Corp.‘s obligations under the Merger Agreement to consummate the Merger;

        WHEREAS, Fialkow desires to contribute to the Company on the Closing Date such number of shares of the Company’s common stock, par value $.001 per share, as is equal to Eight Million Dollars ($8,000,000.00) divided by the Merger Consideration (the “Contributed Shares”), all on the terms and conditions set forth herein in exchange for a subordinated promissory note in the aggregate principal amount of Eight Million Dollars ($8,000,000.00), substantially in the form attached hereto as Exhibit A (the “Subordinated Note”); and

        WHEREAS, capitalized terms used herein but not defined herein shall have their respective meanings as set forth in the Merger Agreement.

        NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, Fialkow, the Company, Parent and Acquisition Corp. hereby agree as follows:

ARTICLE I

TRANSACTION

        1.1.    Contributions. (a) On the Closing Date and with effect immediately prior to the Effective Time, Fialkow shall convey, contribute, transfer, assign and deliver, or cause to be conveyed, contributed, transferred, assigned and delivered, to the Company, and its successors and assigns forever, all of Fialkow’s right, title and interest in the Contributed Shares.

        (b)     The Company and Fialkow intend that the transactions contemplated by this Agreement are to be treated for tax purposes in the following manner: (i) the Subordinated Note is to be treated as debt for tax purposes, (ii) Fialkow will not own any stock or any other interest in the Company (other than the Subordinated Note) after the contribution being made hereunder, and (iii) Fialkow’s interest in the Company will be treated as completely redeemed in full by the Company pursuant to the transactions contemplated hereunder so that Fialkow can take the position that the contribution of the Contributed Shares and transfer of the Subordinated Note is a transaction described in either Section 302(b)(2) or 302(b)(3) of the Internal Revenue Code of 1986, as amended.

        1.2.    Delivery of Contributed Shares. Fialkow shall obtain and deliver to the Company on the Closing Date (but prior to the Effective Time), where necessary, all notices, approvals, waivers and consents authorizing the transfer and assignment to the Company of the Contributed Shares. On the Closing Date (but immediately prior to the Effective Time), Fialkow shall deliver to the Company the certificates evidencing the Contributed Shares, accompanied by instruments of transfer or assignment endorsed in blank and dated the Closing Date, and such other documents as may be reasonably requested by the Company.

        1.3.    Issuance of Subordinated Note. In exchange for the contribution to the Company of the Contributed Shares, on the Closing Date, Company shall issue to Fialkow the Subordinated Note.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

        2.1.     The Company represents and warrants to Fialkow, Parent and Acquisition Corp. as of the date hereof and as of the Closing Date that:

        (a)    Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any effect, event or change that prevents the Company from performing in all material respects its obligations under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof prior to the Termination Date.

        (b)    Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize its execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Fialkow, Parent and Acquisition Corp.) constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

        (c)    No Violations; Required Filings and Consents. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any provision of the Company’s Certificate of Incorporation or bylaws, (ii) conflict with or violate in any material respect any Law applicable to the Company or by which any asset of Company is bound or affected (assuming that all consents, approvals, authorizations, filings and other actions required under the applicable requirements, if any, of the Exchange Act, the Securities Act, the HSR Act and Healthcare Laws and the rules and regulations thereunder, have been obtained, made or complied with), (iii) materially conflict with, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which the Company is entitled under any provision of any Contract, except to the extent that any such conflict, breach, default, termination, amendment, acceleration, cancellation, payment or loss of benefit would not reasonably be expected to result in a Company Material Adverse Effect, or (iv) result in the creation or imposition of a Lien on any asset of the Company except for such Liens which would not reasonably be expected to result in a Company Material Adverse Effect.

        2.2.    Fialkow represents and warrants to the Company, Parent and Acquisition Corp. as of the date hereof and as of the Closing Date that:

        (a)    Ownership of Contributed Shares. Fialkow is the sole record and beneficial owner of the Contributed Shares, free and clear of any Liens.

        (b)    Authority Relative to this Agreement. Fialkow has full individual capacity to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fialkow, and (assuming this Agreement constitutes a valid and binding obligation of the Company, Parent and Acquisition Corp.) constitutes the valid and binding obligation of Fialkow, enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

        (c)    No Violations; Required Filings and Consents. The execution and delivery by Fialkow of this Agreement does not, and the performance of this Agreement by Fialkow and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate in any material respect any Law applicable to Fialkow or by which any asset of Fialkow is bound or affected (assuming that all consents, approvals, authorizations, filings and other actions required under the applicable requirements, if any, of the Exchange Act, the Securities Act, the HSR Act and Healthcare Laws and the rules and regulations thereunder, have been obtained, made or complied with), (ii) materially conflict with, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, require any notice, or require any payment under, or give rise to a loss of any benefit to which Fialkow is entitled under any provision of any Contract, except to the extent that any such conflict, breach, default, termination, amendment, acceleration, cancellation, payment or loss of benefit would not reasonably be expected to result in a Fialkow Material Adverse Effect, or (iii) result in the creation or imposition of a Lien on any asset of Fialkow except for such Liens which would not reasonably be expected to result in a Fialkow Material Adverse Effect. As used in this Agreement, the term “Fialkow Material Adverse Effect” means any effect, event or change that prevents Fialkow from performing in all material respects his obligations under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof prior to the Termination Date.

        (d)    Investment Representations.

                  (i)     (A) the Subordinated Note to be received by him will be acquired by him for investment for his own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of applicable federal and state securities laws and (B) he has no current intention of selling, granting participation in or otherwise distributing the same in violation of applicable federal and state securities laws. By executing this Agreement, Fialkow further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person, or to any third person, with respect to the Subordinated Note in violation of applicable federal and state securities laws.

                  (ii)     Fialkow understands that the Subordinated Note has not been registered under the Securities Act, on the basis that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and the rules and regulations issued thereunder, and that the Company’s reliance on such exemption is predicated on representations of Fialkow set forth herein.

                  (iii)     Fialkow represents that he has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment in the Subordinated Note. Fialkow further represents that he has had access, during the course of the transactions contemplated hereby and prior to his purchase of the Subordinated Note, to the same kind of information that is specified in Part I of a registration statement under the Securities Act and that he has had, during the course of the transactions contemplated hereby and prior to his purchase of the Subordinated Note, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to him or to which he had access. Fialkow understands that no federal or state agency has passed upon his investment in the Subordinated Note or upon the Company, nor has any such agency made any finding or determination as to the fairness of such investment.

                  (iv)     Fialkow understands that the Subordinated Note may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Subordinated Note or an available exemption from registration under the Securities Act, the Subordinated Note must be held indefinitely. Fialkow is prepared to bear the economic risk of his investment in the Subordinated Note for an indefinite period of time. In particular, Fialkow acknowledges that he is aware that the Subordinated Note may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the current conditions for use of Rule 144 by certain holders is the availability to the public of current information about the Company. Such information is not expected to be available after the Closing Date, and the Company has no current plans to make such information available. Fialkow represents that, in the absence of an effective registration statement covering the Subordinated Note, he will sell, transfer or otherwise dispose of the Subordinated Note only in a manner consistent with his representations set forth herein.

                  (v)     Fialkow agrees that he will not make a transfer, disposition or pledge of the Subordinated Note other than pursuant to an effective registration statement under the Securities Act, unless and until (i) he shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the disposition, and (ii) if requested by the Company, at the expense of Fialkow or his transferee, Fialkow shall have furnished to the Company an opinion of counsel, reasonably satisfactory to the Company and its counsel, to the effect that such transfer may be made without registration of the Subordinated Note under the Securities Act.

                  (vi)     Fialkow acknowledges that his investment in the Subordinated Note is not recommended for investors who have any need for a guaranteed return on such investment or who cannot bear the risk of losing his entire investment. Fialkow acknowledges that: (i) he has adequate means of providing for his current needs and possible contingencies and has no need for liquidity in his investment in the Subordinated Note; (ii) his commitment to investments which are not readily marketable is not disproportionate to his net worth; and (iii) his investment in the Subordinated Note will not cause him overall financial commitments to become excessive.

        2.3.    Legends; Stop Transfer.

        (a)     Fialkow acknowledges that the Subordinated Note shall bear the following legend:

“TRANSFER RESTRICTED

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. THIS NOTE IS SUBJECT TO THE INTERCREDITOR AGREEMENT REFERRED TO HEREIN, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

        (b)     The Subordinated Note shall also bear any legend required by any applicable state securities law.

        2.4.    Excluded Information. Fialkow acknowledges and confirms that (i) Company, Parent and Acquisition Corp. may possess or hereafter come into possession of certain non-public information concerning the business plans, strategies, and other information about Parent, Acquisition Corp. and their intentions regarding the operations of the Company and the financing thereof which is not known to Fialkow and which may be material to Fialkow’s decision to enter into this Agreement or to consummate the transactions contemplated hereby (the “Excluded Information”), (ii) Fialkow has requested not to receive the Excluded Information and has determined to enter into this Agreement and to consummate the transactions contemplated hereby notwithstanding his lack of knowledge of the Excluded Information, and (iii) neither Company, Parent nor Acquisition Corp., nor any of their respective officers, directors, shareholders or representatives, shall have any liability or obligation to Fialkow in connection with, and Fialkow hereby waives and releases each of Company, Parent, Acquisition Corp. and their respective officers, directors, shareholders and representatives from, any claims which Fialkow or its successors or assigns may have against Company, Parent, Acquisition Corp. or any their respective officers, directors, shareholders or representatives (whether pursuant to applicable securities, laws or otherwise) with respect to the non-disclosure of the Excluded Information.

ARTICLE III

MISCELLANEOUS

        3.1.    Further Actions. From time to time, as and when requested by the Company, Parent or Acquisition Corp., Fialkow shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the Company, Parent or Acquisition Corp. may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to convey, transfer, assign and deliver to the Company, and its successors and assigns, the Contributed Shares (or to evidence the foregoing) and to consummate the other transactions contemplated hereby.

        3.2.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.2):

(i)	if to Company, to:

c/o AG Special Situation Corporation 245 Park Avenue New York, NY 10167 Attention: Josh Brain Telecopy: (212) 867-5436

with a copy to:

Dechert LLP 30 Rockefeller Plaza New York, NY 10112-2200 Attention: Charles Weissman, Esq. Richard Goldberg, Esq. Telecopy: (212) 698-3599

(ii)	if to Fialkow, to:

Frederick Fialkow 2940 Bent Cypress Road Wellington, FA 33414

with a copy to:

Joseph H. Neiman, Esq. 117 Central Avenue Hackensack, NJ 07601

        3.3.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; provided, however, that, notwithstanding anything to the contrary herein, if any action or proceeding arises out of or relates to both this Agreement and the Merger Agreement, then the parties agree to submit to the exclusive jurisdiction of the United States District Court for the District of Delaware with respect to such action or proceeding. Each of the parties hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party hereto may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 3.2 above. Nothing in this Section 3.3, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        3.4.    Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that the Company may assign its rights, interests and obligations to its affiliates or direct or indirect Subsidiaries, or to Parent or Acquisition Corp. (and their respective affiliates without the consent of Fialkow and Fialkow’s rights may be assigned to his estate or personal representative without the consent of Parent or Acquisition Corp.). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Without limiting the foregoing, following the Closing Date, the Company, Parent or Acquisition Corp. shall have the right to assign its rights in whole or in part as to Fialkow’s covenants hereunder to any successor in interest to the Company of any of the Contributed Shares.

        3.5.    Modification or Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

        3.6.    Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

        3.7.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

        3.8.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile or by electronic mail in “portable document format”.

        3.9.    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

*     *     *     *     *

        IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

NATIONAL HOME HEALTH CARE CORP.

By: /s/ Robert P. Heller Name: Robert P. Heller Title: Chief Financial Officer

AG HOME HEALTH ACQUISITION CORP.

By: /s/ David Roberts Name: Title:

AG HOME HEALTH LLC

By: /s/ David Roberts Name: Title:

/s/ Frederick Fialkow Frederick Fialkow

Exhibit A

Attach Form of Subordinated Note